As filed with the Securities and Exchange Commission on May 21, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vipshop Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 20 Huahai Street

Liwan District, Guangzhou 510370

The People’s Republic of China

+86 (20) 2233-0000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2011 Stock Incentive Plan

(Full title of the plan)

2012 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Donghao Yang Chief Financial Officer Vipshop Holdings Limited No. 20 Huahai Street Liwan District, Guangzhou 510370 The People’s Republic of China +86 (20) 2233-0000	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central Hong Kong +852 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value US$0.0001 per share	4,486,250 (3)	US$0.50 (3)	US$2,243,125	US$257.06
Ordinary Shares, par value US$0.0001 per share	1,863,138 (3)	US$2.50 (3)	US$4,657,845	US$533.79
Ordinary Shares, par value US$0.0001 per share	1,575,798 (3)	US$2.52 (3)	US$3,971,011	US$455.08
Ordinary Shares, par value US$0.0001 per share	8,424,814 (4)	US$2.62 (4)	US$22,073,013	US$2,529.57
Total	16,350,000 (5)	—	US$32,944,994	US$3,775.5

(1)	These shares may be represented by the Registrant’s ADSs, each of which represents two Ordinary Shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-180029).
(2)	Represents Ordinary Shares issuable upon exercise of options granted and to be granted under the 2011 Stock Incentive Plan, as amended (the “2011 Plan”) and the 2012 Share Incentive Plan (the “2012 Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the 2011 Plan and the 2012 Plan.
(3)	The amount to be registered represents shares issuable upon exercise of outstanding options granted under the 2011 Plan and the corresponding proposed maximum offering price per share represents the exercise price of such outstanding options.
(4)	These shares are reserved for future award grants under the 2011 Plan and the 2012 Plan, and the proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, is based on US$5.23 per ADS (the average of the high and low prices for the Registrant’s ADSs as reported on the New York Stock Exchange on May 18, 2012.
(5)	Any Ordinary Shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of Ordinary Shares that may be issued under the 2011 Plan and the 2012 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants covered by the 2011 Plan and the 2012 Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by Vipshop Holdings Limited (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s prospectus dated March 22, 2012 filed with the Commission on March 23, 2012 pursuant to Rule 424(b)(4) under the Securities Act; and

(b)	The description of the Registrant’s ordinary shares incorporated by reference in the Registrant’s registration statement on Form 8-A (File No. 001-35454) filed with the Commission on March 9, 2012, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Registrant’s amended and restated articles of association, adopted by its shareholders on March 9, 2012, provides that the Registrant shall indemnify its directors and officers against actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred by such persons in their capacity as such, except through their own willful neglect or default.

Pursuant to the indemnification agreements, the form of which was filed as Exhibit 10.10 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-179581), the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant also maintains a directors and officers liability insurance policy for its directors and officers.

Item 7.	Exemption From Registration Claimed

Not applicable.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

Item 9.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Guangzhou, China, on May 21, 2012.

VIPSHOP HOLDINGS LIMITED

By:	/s/ Eric Ya Shen
Name:	Eric Ya Shen
Title:	Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, each of Eric Ya Shen and Donghao Yang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on May 21, 2012.

Signature	Title

/s/ Eric Ya Shen	Chairman of the Board of Directors and Chief Executive Officer
Eric Ya Shen	(principal executive officer)

/s/ Donghao Yang	Chief Financial Officer
Donghao Yang	(principal financial and accounting officer)

/s/ Arthur Xiaobo Hong	Director
Arthur Xiaobo Hong

/s/ Bin Wu	Director
Bin Wu

/s/ Yu Xu	Director
Yu Xu

/s/ Xing Liu	Director
Xing Liu

/s/ Frank Lin	Director
Frank Lin

/s/ Nanyan Zheng	Director
Nanyan Zheng

/s/ Kathleen Chien	Director
Kathleen Chien

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Vipshop Holdings Limited, as signed this registration statement in New York on May 21, 2012.

Authorized U.S. Representative

By:	/s/ Kate Ledyard
Name:	Kate Ledyard, on behalf of Law Debenture Corporate Services Inc.
Title:	Manager

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated herein by reference to Exhibit 3.2 to the registration statement on Form F-1, as amended (File No. 333-179581))

4.2	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 4.1 to the registration statement on Form F-1, as amended (File No. 333-179581))

4.3*	Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas as depositary, and holders and beneficial owners of American Depositary Shares issued thereunder

4.4*	Form of American Depositary Receipt evidencing American Depositary Shares (included in Exhibit 4.3)

5.1*	Opinion of Thorp Alberga, the Cayman Islands legal counsel to the Registrant, regarding the legality of the ordinary shares being registered

10.1	2011 Stock Incentive Plan, as amended (incorporated herein by reference to Exhibit 10.1 to the registration statement on Form F-1, as amended (File No. 333-179581))

10.2	2012 Share Incentive Plan (incorporated herein by reference to Exhibit 10.11 to the registration statement on Form F-1, as amended (File No. 333-179581))

23.1*	Consent of Deloitte Touche Tohmatsu

23.2*	Consent of Thorp Alberga (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.